Exhibit (a)(1)(G)

FORM OF NOTICE OF EXPIRATION OF EXCHANGE OFFER

To:	Eligible Participants
Date:	March 1, 2023
Subject:	Expiration of Exchange Offer

ALTICE USA, INC. EXCHANGE OFFER

As of 5:00 PM Eastern Time on March 1, 2023, we closed Altice USA, Inc.’s Offer to Exchange Eligible Options for Replacement Awards (the “Exchange Offer”). If you were an eligible participant who properly elected to participate in the Exchange Offer by exchanging some or all of your eligible stock options (“Eligible Options”) and did so by the deadline, you should have received an email confirming your participation in the Exchange Offer. Eligible Options properly tendered for exchange have been accepted for participation in the Exchange Offer and have been cancelled, and you no longer have any rights with respect to those Eligible Options. If you properly participated in the Exchange Offer, you have automatically been granted restricted stock units and deferred cash-denominated awards (collectively, “Replacement Awards”) in exchange for the Eligible Options you tendered for exchange in accordance with the terms and conditions of the Exchange Offer. As a condition to the exchange of your Eligible Options for Replacement Awards, you have agreed to restrictive covenants that are substantially the same as the restrictive covenants to which you agreed upon accepting the grant of your Eligible Options tendered for exchange in the Exchange Offer.

As described in the Tender Offer Statement on Schedule TO and the exhibits attached thereto, including the Offer to Exchange and the Offering Memorandum, filed with the Securities and Exchange Commission, you will receive award agreements for the Replacement Awards that have been granted to you in exchange for your properly tendered and cancelled Eligible Options. These award agreements will be sent to you by Fidelity in the next couple of weeks.

If you have any questions, please contact alticeusacomp@alticeusa.com.

The Exchange Offer is being made pursuant to the terms and conditions set forth in Altice USA’s Tender Offer Statement on Schedule TO and the exhibits attached thereto, including the Offer to Exchange and the Offering Memorandum, filed with the Securities and Exchange Commission, which are available free of charge at www.sec.gov or on the Exchange Offer website located at: www.myoptionexchange.com.